EXHIBIT 99.1

BIOLASE ANNOUNCES MOVE OF CORPORATE HEADQUARTERS TO

IRVINE, CA

SAN CLEMENTE, CA (January 17, 2006) . . . BIOLASE Technology, Inc., (NASDAQ:BLTI) a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine, announced today that it plans to move its corporate headquarters to Irvine, California. The Company expects the move to be completed by May 2006.

The new headquarters located near the Irvine Spectrum at 4 Cromwell in Irvine, is just 18 miles north of the current BIOLASE corporate offices in San Clemente and will increase the square footage by 54% to approximately 57,000 square feet. The facility will house all operational and administrative functions.

“BIOLASE has been able to negotiate favorable lease terms that allow the Company to provide a cohesive and productive corporate environment for employees without adding significant cost,” commented Robert E. Grant, President and CEO. “Our rent expense per square foot will be reduced by approximately 30% and we expect to have a lower overall operating cost per square foot since the buildings are of modern construction and design with state-of-the-art energy conservation features and communication infrastructure platforms.”

Grant continued, “This move will provide us with room to expand and increase our manufacturing capacity as well as bringing us all closer together in one building where we can work more effectively. Additionally, we believe our new headquarters located in Irvine, the economic heart of Orange County, will provide us with greater access to excellent employment talent.”

About BIOLASE Technology, Inc.

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is the best selling dental laser system. The Waterlase system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements in this release include statements relating to the move to a new corporate headquarters, the timing thereof, and the efficiencies, cost savings and expansion plans related thereto. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Robert E. Grant, President & CEO; Richard L. Harrison, Executive Vice President and CFO; or Scott Jorgensen, Director of Finance & Investor Relations, of BIOLASE Technology, Inc., +1-949-361-1200.

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